Exhibit 10.15

VALNEVA SE

Terms and conditions of the Employee Stock Option Plan 2017

1. Preliminary statement

1.1

The Employee Stock Option Plan 2017 governed by these Terms and Conditions (the “ESOP 2017”) is aiming at promoting the interests of the company Valneva SE (“Valneva” or “the Company”) by offering an incentive to the Beneficiary Employees (as defined below) to acquire shares in Valneva. The objective is to motivate the employees, while allowing them to benefit from increases in the value of the Company.

“Beneficiary Employee(s)” shall mean all individuals who, on the working day immediately preceding the Grant Date of the Options (as such terms are defined in Sections 2.1 and 3.2 below), (i) have an active employment agreement with Valneva or one of its subsidiaries “Valneva Austria GmbH”, “Valneva Canada Inc.”, “Valneva Scotland Ltd.”, “Valneva Sweden AB” or “Valneva UK Ltd.” (Valneva and its subsidiaries being collectively referred to as the “Group” and “active employment” meaning that work is being done and remuneration is being paid), or (ii) have an employment agreement with one of the companies of the Group and are on maternity or paternity leave. “Beneficiary Employee(s)” shall not include any individual who, on the working day immediately preceding the Grant Date of the Options, (i) is an Executive Committee member or benefits from any other kind of long-term incentive program of the Company, or (ii) is on termination notice with respect to his/her employment with the Group, whether on the grounds of resignation, dismissal or mutual termination agreement.

1.2

The Company voluntary grants stock options by way of a single plan. Such grant does not give rise to a legal right for the Beneficiary Employees to participate in a subsequent or similar plan. The ESOP 2017 shall not replace any employee stock option plan currently in effect.

2. Granting of Options

2.1

The Management Board shall have sole competence over the grant of stock options under the ESOP 2017 (the “Options”). The Management Board shall further determine the number of Options granted to each Beneficiary Employee and the Strike Price applicable to the subscription of each Share (as such terms are defined in Sections 3.1 and 3.9 below); this information will be provided on an individual basis, by means of a grant letter delivered to each Beneficiary Employee at the time of issuing the Options.

2.2	The grant of Options to the Beneficiary Employees shall be free of charge. However, the exercise of Options is subject to all applicable fees, taxes and duties (cf. Section 8 below).

3. Exercise of Options

Conversion ratio

3.1

Subject to all Terms and Conditions set forth herein (including payment of the Strike Price), each Beneficiary Employee shall be entitled to convert one (1) Option into one (1) Valneva ordinary share (as referenced under ISIN FR0004056851, the “Share(s)”). All Shares resulting from such conversion may be created by the Company through share capital increases, in accordance with French law.

Vesting of Options

3.2

Subject to the exercise periods set forth below, fifty percent (50%) of the Options allocated to the Beneficiary Employees shall become exercisable after a period of twenty-four (24) months from the date such Options were granted by the Management Board of Valneva (the “Grant Date”), and the remaining fifty percent (50%) shall become exercisable after a period of forty-eight (48) months from the Grant Date.

Exercise periods

3.3	The Beneficiary Employees may exercise their Options only within specific time periods provided for that purpose (the “Time Frame(s)”).
Each Time Frame will be announced by the Management Board of Valneva. There will be up to two (2) Time Frames per calendar year, each of them lasting no longer than two (2) weeks. One Time Frame shall begin on the day following the annual Ordinary General Meeting of Valneva’s shareholders, unless a Lock-Up Period (as defined in Section 7.1 below) requires delaying such Time Frame.

3.4	The Company reserves the right to postpone, suspend or early terminate any Time Frame, in accordance with applicable laws and regulations.

3.5

Subject to the provisions of Section 4 below, any Option which has become exercisable in a Time Frame (in accordance with Section 3.2 above), but is not exercised during that Time Frame, can be exercised by the relevant Beneficiary Employee during any of the following Time Frames.

3.6

In the event of a Change of Control (as defined below), all outstanding Options shall become exercisable, and a Time Frame shall immediately begin, at the time the Change of Control is effective (this process being herein referred to as the “Acceleration”). However, the Company shall retain the right to a cash settlement (in accordance with Section 4.5 below), provided that the same value per share paid in the take-over transaction is applied for calculating the cash compensation amount.

For the purpose of this Section 3.6, “Change of Control” means a transaction by which a single party, or two or more parties acting in concert, take over more than fifty percent (50%) of the outstanding voting rights of the Company (be it through an acquisition, merger or transfer of essentially all of the assets of the Company).

Declaration of exercise

3.7

The Beneficiary Employees shall exercise their Options by sending a duly completed and signed form to the external services provider managing the plan on behalf of the Company (“the Plan Manager”). This form may be sent as an original or electronically.

3.8

The exercise of Options shall be deemed in time insofar as the form referred to in Section 3.7 above is received by the Plan Manager at the earliest on the first day of the relevant Time Frame, and no later than 6 p.m., Paris time, on the last day of such Time Frame. Any form received by the Plan Manager outside this period will be void. In such a case, the relevant Beneficiary Employee may exercise of his/her Options during a subsequent Time Frame, if he/she so wishes (subject to the provisions of Section 4 below).

Payment of Shares - Strike Price

3.9	The “Strike Price” shall be the amount that each Beneficiary Employee is required to pay at the time of exercising his/her Options, in order to receive Shares.

The Strike Price under the ESOP 2017 shall be equal to a hundred percent (100%) of the average closing price of the Valneva shares on Euronext Paris over the period of twenty (20) trading days immediately preceding the Grant Date. In exceptional cases, French law may require the Management Board to adjust the Strike Price.

3.10	The Strike Price must be received in full by the Company (via the Plan Manager) no later than the last day of the relevant Time Frame.

3.11

By paying the full Strike Price, the Beneficiary Employee shall become the beneficial owner of the resulting Shares from the last day of the relevant Time Frame, even though the Shares are held by a custodian on behalf of such Beneficiary Employee.

3.12

Notwithstanding Sections 3.10 and 3.11 above and subject to the provisions of Section 7.1 below, the Company may, in its sole discretion and so long as the ESOP 2017 is managed by a Plan Manager, allow the Beneficiary Employee to exercise his/her Options and immediately sell the resulting Shares, without making any initial payment for the Strike Price. In such a case, it is understood that (i) the Plan Manager shall deduct the Strike Price and any applicable costs, fees and withholding taxes from the selling price, and (ii) if the selling price falls short of the Strike Price and such costs, fees and taxes, the Beneficiary Employee shall pay for the difference.

Page | 1

Delivery of Shares

3.13	Provided that all applicable fees, taxes and duties have been paid, the Beneficiary Employee shall receive his/her Shares within (20) twenty trading days following the end of the relevant Time Frame.

4. Validity period of Options - Lapse

4.1	The Options may be exercised within a period ending on the tenth (10th) anniversary of the Grant Date. All Options not exercised by that time shall lapse without compensation.

4.2

Upon termination of employment with the Group, the Options of the leaving Beneficiary Employee shall lapse without compensation. Notwithstanding the foregoing, a leaving Beneficiary Employee shall retain the right to exercise those Options which were exercisable prior to termination of employment, but only during the first Time Frame which will immediately follow termination of employment, and on condition that the Company had already opened a Time Frame under the ESOP 2017 prior to such termination of employment.

4.3

In the event of a Beneficiary Employee’s death, all granted Options not exercisable prior to the date of death shall lapse without compensation. However, any exercisable Options may be exercised pursuant to Section 5.2 below.

4.4	In the event that insolvency proceedings are initiated with respect to the Company or the Company becomes insolvent, all Options shall lapse without compensation.

4.5

The Company may also cancel an Option (i) pursuant to the provisions of Section 3.6 above or (ii) through substitution of economically equivalent options, or (iii) if the legal form of the Company changes. If, and at the time when, a transaction referred to in Section 3.6 or a change in the legal form of the Company pursuant to (iii) above occurs, any exercisable Option with a Strike Price higher than the then- current Valneva’s share price (or, in the event of Change of Control, than the value per share paid in the take-over transaction) shall lapse without compensation. In addition, any acquisition, merger or transfer of essentially all of the assets of the Company which does not lead to a Change of Control shall not trigger Acceleration, but may give rise to replacement of the Options by options in the successor company.

4.6

In the event of expiration or lapse of Options, the Company shall not be required to inform the relevant Beneficiary Employees nor to take any other action, and the Beneficiary Employees shall have no right to any compensation.

5. Unassignability of options

5.1

The Options granted to the Beneficiary Employees under the ESOP 2017 shall not be transferable, negotiable or eligible as collateral, except through transfer by death (i.e. disposition by will or law).

5.2

The Options may only be exercised personally by the Beneficiary Employee during his/her lifetime or by his/her legal representative. During the six (6)-month period immediately following the date of death of a Beneficiary Employee, only his/her heir or the legal representative of the heir, in each case as identified by corresponding documentation submitted to the Company, may declare the exercise of all remaining exercisable Options. The Options shall be deemed immediately exercised if a Time Frame is opened at the time of the declaration. If there is no Time Frame opened at the time the exercise is declared, the Options shall be deemed exercised during the first day of the Time Frame directly subsequent to the declaration. The Shares so received may be further assigned, subject to the Terms and Conditions herein and to any applicable statutory and regulatory provisions.

6. Shareholder’s rights

6.1

Before the Company actually awards the Shares, the Beneficiary Employee shall not have any shareholder rights, and in particular no right to receive dividends. Following the award of the Shares pursuant to these Terms and Conditions, the shareholder rights, including the right to receive dividends, shall be subject to applicable laws and regulations.

6.2

If the Company proceeds with any of the financial transactions listed in article L. 228-99 of the French Commercial code, the rights of the Beneficiary Employees shall be protected in accordance with that article, which may result in a change in the conversion ratio and/or the Strike Price.

7. Disposal of Shares

7.1

The Beneficiary Employees may freely dispose of the Shares received following exercise of the Options. This shall not apply during a period of trading restriction (the “Lock-up Period”), which may be set forth at the Company’s discretion as a result of the then-current Company policies dealing with insider information and stock trading by employees and directors.

During a Lock-up Period, the Beneficiary Employee shall not sell nor dispose of its Shares in any way whatsoever, including by means of collateralization or derivative transactions (e.g. options, futures).

8. Fees, taxes and duties

8.1

The Company shall bear all expenses resulting from the implementation of the ESOP 2017. By way of exception, the relevant Beneficiary Employees shall bear all fees and costs specifically charged by the Plan Manager in connection with the cash settlement option set out in Section 3.12 above.

8.2

The Beneficiary Employees shall bear all fees, taxes and duties in connection with the exercise of Options or the sale of Shares (including, without limitation, broker fees, income tax and social security contributions…). If the Company is required to withhold and pay the taxes and duties owed by a Beneficiary Employee to the tax authorities, such Beneficiary Employee shall, pursuant to Section 3.13 above, pay the corresponding amount to the Company before the Shares are transferred to a securities account designated to this end and held by a credit institution.

The Beneficiary Employees shall further bear all expenses for personal advice, in particular with respect to legal or tax matters.

9. Miscellaneous

9.1	These terms and conditions have been drawn up in French and English. In the event of a conflict between the French and the English version, the English version shall prevail.

9.2	All rights and obligations under the ESOP 2017 shall be governed by the French law, without regard to its choice of law principles.

9.3	All disputes shall be submitted to the Paris Commercial Court (France).

9.4	The Company shall have the right to terminate or amend the ESOP 2017 at any time, subject to all applicable laws and regulations.

VALNEVA SE

Page | 2